Exhibit 99.1
                         News From
                         REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523
FOR IMMEDIATE RELEASE
Federal Signal Corporation to Resolve Hundreds of Firefighter Claims After Significant Trial Victories
     Oak Brook, Ill., January 10, 2011 — Federal Signal Corporation (NYSE: FSS), a leader in environmental, safety and transportation solutions, announced today that it has reached a settlement with 1,125 firefighters, represented by attorney Joseph Cappelli, in connection with hearing loss claims. This agreement was reached after Federal Signal obtained complete defense verdicts in consecutive recent trials involving the cases of 18 firefighter plaintiffs represented by Mr. Cappelli. Federal Signal also prevailed on pretrial motions with respect to three other plaintiffs represented by Mr. Cappelli.
     Jennifer Sherman, Chief Administrative Officer, General Counsel and Secretary of Federal Signal, said, “This settlement with 1,125 firefighters represents a very favorable development for the Company in the hearing loss litigation. As demonstrated in our recent trial victories, as well as our track record generally throughout this litigation, Federal Signal has strong defenses to these claims and we are committed to defending our siren products and litigating these cases as necessary. Sirens are necessary public safety products and save lives.”
     Mr. Cappelli stated, “I am happy that we have been able to resolve these cases with Federal Signal. Years of litigation and several trials have brought both sides to the point where settlement makes sense. After extensively investigating fire departments in various states and handling several hundred individual firefighter cases, I have concluded that most firefighter claims are complicated and challenging cases to win. There are multiple obstacles to overcome to achieve success in these cases, including the minimal exposure times to sirens and the fact that Federal Signal has warned about the risk of hearing loss since 1986. I believe these were significant factors in several jury trials in which Federal Signal prevailed.”
     Under the settlement agreement, Federal Signal will make a payment of $3,800,000, reduced by the percentage of firefighters who do not participate in the settlement. In order to receive any payment, a minimum of 93% of certain claimants must participate in the settlement.
     The settlement with these 1,125 firefighters follows dismissals of all hearing loss cases filed against Federal Signal in Maryland, New Jersey, and Missouri during the past three years. Federal Signal also won dismissal of similar hearing loss claims filed by four New York firefighters, which was affirmed by an appeals court in 2009. Federal Signal remains a defendant in hearing loss cases filed in Cook County, Illinois. In Cook County, Federal Signal obtained a complete defense verdict in a consolidated trial involving 27 firefighter plaintiffs during 2008. Federal Signal lost one jury trial in Cook County in February 2009 involving nine firefighters, the verdict of which is under appeal. The claims of 74 other Cook County firefighters have been dismissed over the course of this litigation. Federal Signal also lost a jury trial in Philadelphia in March 2010 involving one firefighter, in which the jury found the Company’s siren was not defective, but nonetheless awarded damages for negligence.

About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates four groups: Safety and Security Systems, Environmental Solutions, Federal Signal Technologies, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.
Contact:
Federal Signal
William Barker
Senior Vice President and Chief Financial Officer
+1-630-954-2000
wbarker@federalsignal.com
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